EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Quarter Ended September 24, 2011 and Announces a Dividend of $0.10 Per Share and Election of New Director

CONCORD, Mass., Nov. 22, 2011 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal year and quarter ended September 24, 2011. For the year ended September 24, 2011, the Company reported net income of $2,269,000, or $1.24 per share, on revenue of $12,102,000, as compared to net income of $7,868,000, or $4.68 per share, on revenue of $21,551,000 for the year ended September 25, 2010. For the quarter ended September 24, 2011, the Company reported net income of $255,000, or $0.14 per share, on revenue of $2,237,000, as compared to net income of $3,176,000, or $1.74 per share, on revenue of $6,861,000 for the quarter ended September 25, 2010.

The Company also announced that on November 17, 2011, its Board of Directors declared a dividend of $0.10 per share of common stock outstanding in recognition of the Company's positive financial performance for fiscal 2011. The dividend is payable in cash on December 15, 2011 to all shareholders of record on December 1, 2011.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "The Company produced strong financial results in fiscal 2011 with significant sales in several product areas including radio encryption systems for police and security forces, network security systems for microwave communications, encryption security for private satellite-based systems, and secure telephony systems.

In 2011, we experienced a continued demand for expansions of our installed encryption equipment in Saudi Arabia, Bahrain, Egypt, Taiwan, Colombia and Afghanistan. TCC also continued to expand its technology base through its continuing development of new derivative products to meet specific customer applications.

Revenues in fiscal 2011 were $12,102,000 with a profit of $2,269,000 or $1.24 per share. Although these results were down from the exceptionally high levels of fiscal 2010, they represent performance consistent with our overall revenue growth trend of 25% per year during the last five years. The fiscal 2011 results are largely due to the continuing strong sales of our encryption products for foreign military networks and radio applications, especially for deployment into Afghanistan. TCC's backlog at the end of the year was $5,190,000.

During fiscal 2011, TCC delivered over $1.5 million of network encryptors to Raytheon Company for deployment in the Republic of China (Taiwan) with the Patriot Air Defense System. This equipment is from TCC's DSD 72A-SP product line of high performance encryptors used worldwide in tactical and strategic networks requiring strong encryption security and high reliability. The equipment delivered for Taiwan in fiscal 2011 provides network interface upgrades for fielded systems as well as ground-up units for system expansion. In November 2011, TCC received a follow-on contract from Raytheon valued at $1.2 million for delivery of additional DSD 72A-SP encryptors as part of the next phase of expansion.

TCC continues to develop new DSD 72A-SP equipment which allows customers to use new radios, multiplexers and switches. In 2011, a new multi-interface system that will give users the capability of matching a single encryptor to a multiple interface radio was successfully tested by a major user and is under active consideration for procurement. Looking to the future, TCC has completed the development of a very high speed version of the DSD 72A encryptor capable of speeds of 155mbs and 622mbs (STM1 and STM4) over fiber optic and electrical interfaces. Field tests of the new STM encryptors are expected to begin in 2012.

In fiscal 2011, TCC delivered almost $8.2 million of DSP 9000 universal radio encryption systems for use by both the coalition and indigenous forces in Afghanistan. TCC's DSP 9000 family of radio encryption products is a large success in many countries where the need for high quality, ruggedized encryption is required for secure communication over the HF, UHF and VHF radio bands. The DSP 9000 products have the very attractive feature of mating to a wide variety of radios, providing end-to-end security between differing regions, vehicles and forces which may be using radios produced by different manufacturers. Also in fiscal 2011, TCC delivered DSP 9000 systems for use in Colombia, where the rugged design of the DSP 9000 system and its integration flexibility offer an ideal solution for many policing applications on land, water and air.

TCC's other product lines - secure telephony, custom network encryption and military data encryption - are all performing as expected and continue to provide a solid business base for the Company. With these products and those highlighted above, TCC believes it can continue to provide a broad range of high quality encryption equipment that meets the demanding requirements of a growing worldwide market.

In fiscal 2012, the Company expects to increase its investment in internal product development by approximately 35%. Our plan is to continue evaluation of several technical options for enhancing the DSP 9000 radio encryption product line, which may include cryptography modifications, hardware and software changes and partnering with radio manufacturers to incorporate imbedded solutions. On-going research and development in support of product improvements and application variants also is expected to continue. In 2011, TCC began development of an advanced, 100mbs through 1gbs family of IP encryptors which will service private network markets for government, commercial, military and satellite users. This initiative is planned to have an initial product introduction in 2012.

In 2011, TCC completed systems testing of the 72B-SP SONET/SDH optical encryptor, which provides full-rate encryption capability at 155mbs and 622mbs speeds. This encryptor is designed to be compliant with the Federal Information Processing Standard ("FIPS") level 140-2 and is being offered in three configurations covering applications for commercial telecommunications providers through highly ruggedized military and government requirements. TCC expects that the 72B encryptor family will provide fully interoperable operations between office and harsh field environments. In 2012, the 72B is expected to enter field tests and be demonstrated to several potential customers."

In May of 2011, the Company reported with much regret the passing of long time director, Robert "Tom" Lessard. The Board is pleased to announce the election of Francisco F. Blanco to complete the remainder of Mr. Lessard's term (through February 2014). Mr. Blanco brings to TCC considerable knowledge, industry experience and government relations in the field of security and cryptography from his over 30 years in the U. S. Department of Defense.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended June 25, 2011, March 26, 2011 and December 25, 2010 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2010.

Technical Communications Corporation
Condensed consolidated income statements

	Quarter Ended (Unaudited)
	9/24/2011	9/25/2010
Net sales	$2,237,000	$6,861,000
Gross profit	1,870,000	5,952,000
S, G & A expense	647,000	480,000
Product development costs	794,000	969,000
Operating income	430,000	4,503,000
Income tax expense	175,000	1,328,000
Net income	255,000	3,176,000
Net income per share:
Basic	$0.14	$1.74
Diluted	$0.14	$1.70

	Year Ended
	9/24/2011	9/25/2010
	(Unaudited)	(derived from audited financial statements)

Net sales	$12,102,000	$21,551,000
Gross profit	9,810,000	16,145,000
S, G & A expense	2,813,000	2,808,000
Product development costs	3,530,000	2,608,000
Operating income	3,467,000	10,729,000
Income tax expense	1,200,000	2,865,000
Net income	2,269,000	7,868,000
Net income per share:
Basic	$1.24	$4.68
Diluted	$1.21	$4.33

Condensed consolidated balance sheets
	9/24/2011	9/25/2010
	(Unaudited)	(derived from audited financial statements)
Cash	$9,232,000	$11,034,000
Accounts receivable, net	867,000	131,000
Inventory	3,279,000	2,613,000
Deferred income taxes	499,000	469,000
Other current assets	489,000	154,000
Total current assets	14,366,000	14,401,000
Property and equipment, net	477,000	425,000
Total assets	$14,843,000	$14,826,000

Accounts payable	313,000	314,000
Accrued expenses and other current liabilities	1,097,000	2,927,000
Total current liabilities	1,410,000	3,241,000
Total stockholders' equity	13,433,000	11,585,000
Total liabilities and stockholders' equity	$14,843,000	$14,826,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com